SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2005

PROSPERITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-25051	74-2331986
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4295 San Felipe Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 693-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the preparation of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, management and the Audit Committee of the Board of Directors of Prosperity Bancshares, Inc. (the “Company”), in consultation with its independent registered public accounting firm, Deloitte & Touche, LLP, determined that the Company did not correctly present the issuance of the Company’s common stock in connection with acquisitions in the Company’s consolidated statement of cash flows for the years ended December 31, 2003 and 2004, the nine months ended September 30, 2004 and the three months ended March 31, 2005. The Company previously reported the issuance of the Company’s common stock as a cash activity in the consolidated statement of cash flows rather than presenting it as a non-cash financing activity. The correction will not impact the total increase or decrease in cash and cash equivalents. Further, the correction will have no effect on the Company’s consolidated statements of income, consolidated balance sheets or consolidated statements of shareholders’ equity.

As a result of this determination, the Company’s management and Audit Committee of the Board of Directors concluded on August 9, 2005 that the Company’s previously issued consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the interim consolidated financial statements included in the Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004 and March 31, 2005 should no longer be relied upon with respect to the matters described herein.

The Company intends to file an amended Annual Report on Form 10-K/A for the year ended December 31, 2004 and amended Quarterly Reports on Form 10-Q/A for each of the quarters ended September 30, 2004 and March 31, 2005 containing a corrected consolidated statement of cash flows for each applicable period.

Management of the Company and the Audit Committee of the Board of Directors have discussed the matters disclosed in this Current Report on Form 8-K with Deloitte & Touche, LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPERITY BANCSHARES, INC.

Dated: August 15, 2005	By:	/s/ James D. Rollins III
James D. Rollins III
Senior Vice President